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                       CONSENT OF INDEPENDENT ACCOUNTANTS

                        American Marine Recreation, Inc.
                                Orlando, Florida

     We hereby consent to use in the Prospectus constituting a part of this Registration Statement of our report dated January 8, 1999 except for Notes 11, 10 and Note 1(B) as to which the dates are January 22, 1999, March 31, 1999 and April __, 1999, respectively, relating to the consolidated financial statements of American Marine Recreation, Inc. and subsidiary, which is contained in that Prospectus, and of our report dated January 8, 1999, relating to Schedule II, which is contained in Part II of the Registration Statement.

     We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                                    BDO Seidman, LLP

Orlando, Florida
April 14, 1999